Exhibit 99.1

Sportsman's Warehouse Holdings, Inc. Announces

Second Quarter 2022 Financial Results

WEST JORDAN, Utah, September 1, 2022--Sportsman's Warehouse Holdings, Inc. ("Sportsman's Warehouse" or the “Company”) (Nasdaq: SPWH) today announced second quarter financial results for the thirteen and twenty-six weeks ended July 30, 2022.

“We delivered another strong quarter of operating results despite the challenging economic environment, exceeding the high end of guidance,” said Jon Barker, Sportsman’s Warehouse President and Chief Executive Officer. “Our core business fundamentals remain solid, with the team consistently responding with discipline and rigor, using data-driven metrics to drive decisions that best support changing consumer behaviors. We are confident in our competitive position within the outdoor sporting goods space, and believe we have the right team, strategies, and capabilities to successfully navigate through these challenging macro economic conditions.”

For the thirteen weeks ended July 30, 2022:

●	Net sales were $351 million, a decrease of 3.0%, compared to $361.8 million in the second quarter of fiscal year 2021. The net sales decrease was primarily due to lower demand across most product categories as we began to see the impact of consumer inflationary pressures and recessionary concerns. This decrease, however, was partially offset by the opening of 12 new stores since July 31, 2021. Compared to the second quarter of fiscal year 2019 net sales increased 65.7% from $211.8 million.

●	Same store sales decreased 9.4% during the second quarter of 2022, compared to the second quarter of 2021. Compared to the same period of 2019, same store sales increased 31.7%.

●	Gross profit was $117.5 million or 33.5% of net sales, compared to $120.1 million or 33.2% of net sales in the comparable prior year period. The 30 basis point improvement, as a percentage of net sales, can be attributed to favorable shipping, freight, and logistical expenses, as we slowed inventory receipts in response to consumer demand.

●	Selling, general and administrative (SG&A) expenses were $97 million, an increase of 1.2%, compared to $95.9 million in the second quarter of fiscal year 2021. This increase was primarily due to resuming our pre-pandemic marketing-related activities during the quarter, and new store openings. These expenses were partially offset by increased store operating efficiencies.

●	Net income was $14.6 million, compared to net income of $17.7 million in the second quarter of 2021. Adjusted net income was $15.1 million, compared to adjusted net income of $19.5 million in the second quarter of 2021 (see “GAAP and Non-GAAP Measures”).

●	Adjusted EBITDA was $30.6 million, compared to $35.2 million in the comparable prior year period (see "GAAP and Non-GAAP Measures").

●	Diluted earnings per share were $0.35 compared to diluted earnings per share of $0.40 in the comparable prior year period. Adjusted diluted earnings per share were $0.36 compared to adjusted diluted earnings per share of $0.44 for the comparable prior year period (see "GAAP and Non-GAAP Measures").

For the twenty-six weeks ended July 30, 2022:

●	Net sales were $660.5 million, a decrease of 4.1%, compared to the first six months of fiscal year 2021. This net sales decrease was primarily driven by lower demand across most product categories as we anniversaried the increased demand driven by the impact of the COVID-19 economic stimulus dollars, current consumer inflationary pressures and recessionary concerns, which were partially offset by the opening of 12 new stores since July 31, 2021.

●	Same store sales decreased 10.4% compared to the first six months of fiscal 2021. This decrease was primarily due to lower sales demand across most product categories due to inflationary pressures and difficult year-over-year comparisons. Compared to fiscal year 2019, same store sales for the first six months of 2022 increased 34.6%.

●	Gross profit was $216.6 million or 32.8% of net sales, compared to $224.1 million or 32.5% of net sales for the first six months of fiscal 2021. This year-over-year improvement was due to increased overall product margins, and decreased shipping, freight, and logistical expenses as we slowed inventory receipts in response to changes in consumer demand.

●	SG&A expenses increased to $193.1 million or 29.2% of net sales, compared with $186.3 million or 27.0% of net sales for the first six months of fiscal 2021. This increase was primarily due to resuming our normal pre-pandemic marketing and travel related activities during the period, management recruiting expenses and new store expenses. These expenses were partially offset by increased store operating efficiencies.

●	Net income was $16.6 million, compared to net income of $28.2 million in the prior year period. Adjusted net income was $17.3 million, compared to adjusted net income of $32.0 million in the first six months of fiscal 2021 (see “GAAP and Non-GAAP Measures”).

●	Adjusted EBITDA was $43.6 million compared to $58.7 million in the prior year period (see "GAAP and Non-GAAP Measures").

●	Diluted earnings per share were $0.38, compared to diluted earnings per share of $0.63 in the first six months of last year. Adjusted diluted earnings per share were $0.40, compared to adjusted diluted earnings per share of $0.72 in the prior year period (see "GAAP and Non-GAAP Measures").

Balance sheet and capital allocation highlights as of July 30, 2022:

●	The Company ended the quarter with net debt of $84.8 million, comprised of $6.0 million of cash on hand and $90.8 million of borrowings outstanding under the Company’s revolving credit facility.

●	Total liquidity was $209.2 million as of the end of the second quarter of fiscal 2022, comprised of $203.2 million of availability on the revolving credit facility and $6.0 million of cash on hand.

●	During the second quarter, the Company repurchased 5.3 million shares of its common stock in the open market, returning $52.1 million to shareholders. As of the end of the second quarter, the Company had $22.9 million of remaining capacity under its authorized repurchase program.

Third Quarter 2022 Outlook:

For the third quarter of fiscal year 2022, net sales are expected to be in the range of $345 million to $365 million, anticipating that same store sales will be down 17% to 12% year-over-year. Adjusted diluted earnings per share for the quarter are expected to be in the range of $0.24 to $0.32.

Jeff White, Chief Financial Officer of Sportsman’s Warehouse said, “Despite the macroeconomic headwinds, we remain in a solid financial position, with healthy overall inventory levels and a strong balance sheet. We will stay disciplined in our approach to capital and expense allocation, and are pleased with the open-market success of the share repurchase program.”

Conference Call Information:

A conference call to discuss second quarter 2022 financial results is scheduled for September 1, 2022, at 5:00PM Eastern Time. The conference call will be webcast and may be accessed via the Investor Relations section of the Company’s website at www.sportsmans.com.

Non-GAAP Information

This press release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (the “SEC”): adjusted net income, adjusted diluted earnings per share and Adjusted EBITDA. We define adjusted net income as net income plus expenses incurred relating to costs incurred for the recruitment and hiring of key members of management, expenses incurred relating to the terminated merger with the Great Outdoors Group, LLC and recognized tax benefits, as applicable. We define adjusted diluted earnings per share as adjusted net income divided by diluted weighted average shares outstanding. We define Adjusted EBITDA as net income plus interest expense, income tax (benefit) expense, depreciation and amortization, stock-based compensation expense, expenses incurred relating to the terminated merger with the Great Outdoors Group, LLC, pre-opening expenses and costs incurred for the recruitment and hiring of key members of management.  The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures under “GAAP and Non-GAAP Measures” in this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company’s business and facilitate a more meaningful comparison of its diluted earnings per share and actual results on a period-over-period basis. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company’s industry may calculate these items differently than the Company does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include, but are not limited to, statements regarding our ability to have sufficient inventory of products in demand by our customers and our guidance for the third quarter of fiscal year 2022. Investors can identify these statements by the fact that they use words such as "continue", "expect", "may", “opportunity”, "plan", "future", “ahead” and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to many factors including, but not limited to:  current and future government regulations relating to the sale of firearms and ammunition, which may impact the supply and demand for the Company’s products and ability to conduct its business; the Company’s retail-based business model; general economic, market and other conditions and changes in consumer spending; the Company’s concentration of stores in the Western United States; competition in the outdoor activities and specialty retail market; changes in consumer demands; the Company’s expansion into new markets and planned growth; the impact of COVID-19 on the Company’s operations; and other factors that are set forth in the Company's filings with the SEC, including under the caption “Risk Factors” in the Company’s Form 10-K for the fiscal year ended January 29, 2022 which was filed with the SEC on March 30, 2022, and the Company’s other public filings made with the SEC and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Sportsman's Warehouse Holdings, Inc.

Sportsman’s Warehouse Holdings, Inc. is an outdoor specialty retailer focused on meeting the needs of the seasoned outdoor veteran, the first-time participant, and everyone in between. We provide outstanding gear and exceptional service to inspire outdoor memories.

For press releases and certain additional information about the Company, visit the Investor Relations section of the Company's website at www.sportsmans.com.

Investor Contacts:

Riley Timmer

Vice President, Investor Relations & Corp. Development

Sportsman’s Warehouse

(801) 566-6681

investors@sportsmans.com

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	For the Thirteen Weeks Ended

	July 30, 2022	% of net sales	July 31, 2021	% of net sales	YOY Variance
Net sales	$ 351,021	100.0%	$ 361,778	100.0%	($ 10,757)
Cost of goods sold	233,482	66.5%	241,724	66.8%	(8,242)
Gross profit	117,539	33.5%	120,054	33.2%	(2,515)

Operating expenses:
Selling, general and administrative expenses	97,023	27.6%	95,870	26.5%	1,153
Income from operations	20,516	5.9%	24,184	6.7%	(3,668)
Interest expense	767	0.2%	266	0.1%	501
Income before income tax expense	19,749	5.7%	23,918	6.6%	(4,169)
Income tax expense	5,135	1.5%	6,195	1.7%	(1,060)
Net income	$ 14,614	4.2%	$ 17,723	4.9%	($ 3,109)

Earnings per share
Basic	$ 0.35		$ 0.40		($ 0.06)
Diluted	$ 0.35		$ 0.40		($ 0.05)

Weighted average shares outstanding
Basic	41,962		43,860		(1,898)
Diluted	42,194		44,716		(2,522)

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	For the Twenty-Six Weeks Ended

	July 30, 2022	% of net sales	July 31, 2021	% of net sales	YOY Variance
Net sales	$ 660,526	100.0%	$ 688,770	100.0%	($ 28,244)
Cost of goods sold	443,896	67.2%	464,669	67.5%	(20,773)
Gross profit	216,630	32.8%	224,101	32.5%	(7,471)

Operating expenses:
Selling, general and administrative expenses	193,108	29.2%	186,289	27.0%	6,819
Income from operations	23,522	3.6%	37,812	5.5%	(14,290)
Interest expense	1,334	0.2%	492	0.1%	842
Income before income tax expense	22,188	3.4%	37,320	5.4%	(15,132)
Income tax expense	5,576	0.8%	9,147	1.3%	(3,571)
Net income	$ 16,612	2.6%	$ 28,173	4.1%	($ 11,561)

Earnings per share
Basic	$ 0.39		$ 0.64		($ 0.26)
Diluted	$ 0.38		$ 0.63		($ 0.25)

Weighted average shares outstanding
Basic	42,950		43,775		(825)
Diluted	43,180		44,600		(1,420)

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	July 30, 2022	January 29, 2022
Assets
Current assets:
Cash	$6,018	$57,018
Accounts receivable, net	1,911	1,937
Merchandise inventories	437,382	386,560
Prepaid expenses and other	20,855	21,955
Total current assets	466,166	467,470
Operating lease right of use asset	250,936	243,047
Property and equipment, net	137,152	128,304
Goodwill	1,496	1,496
Definite lived intangible assets, net	419	264
Total assets	$856,169	$840,581

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$98,845	$58,916
Accrued expenses	91,040	109,012
Operating lease liability, current	42,195	40,924
Income taxes payable	4,852	9,500
Revolving line of credit	90,780	66,054
Total current liabilities	327,712	284,406

Long-term liabilities:
Deferred income taxes	5,009	5,779
Operating lease liability, noncurrent	243,596	236,227
Total long-term liabilities	248,605	242,006
Total liabilities	576,317	526,412

Stockholders’ equity:
Common stock	442	439
Treasury Stock, at cost	(52,057)	-
Additional paid-in capital	91,976	90,851
Accumulated earnings	239,491	222,879
Total stockholders’ equity	279,852	314,169
Total liabilities and stockholders' equity	$856,169	$840,581

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	July 30, 2022	July 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$16,612	$28,173
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	15,137	12,116
Amortization of discount on debt and deferred financing fees	108	126
Amortization of Intangible assets	36	20
Noncash operating lease expense	16,027	7,962
Deferred income taxes	(770)	(238)
Stock based compensation	2,449	2,043
Change in assets and liabilities, net of amounts acquired:
Accounts receivable, net	26	(35)
Operating lease liabilities	(15,276)	(13,926)
Merchandise inventory	(50,822)	(134,919)
Prepaid expenses and other	1,500	2,614
Accounts payable	38,269	32,351
Accrued expenses	(10,681)	(1,403)
Income taxes payable and receivable	(4,648)	(2,666)
Net cash provided by (used in) operating activities	7,967	(67,782)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment, net of amounts acquired	(22,588)	(17,936)
Net cash used in investing activities	(22,588)	(17,936)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (payments) borrowings on line of credit	24,726	20,191
(Decrease) Increase in book overdraft	(7,221)	4,891
Proceeds from issuance of common stock per employee stock purchase plan	525	-
Payments to acquire treasury stock	(52,057)	-
Payment of withholdings on restricted stock units	(1,844)	(2,269)
Payment of deferred financing costs	(508)	-
Net cash (used in) provided by financing activities	(36,379)	22,813

Net change in cash and cash equivalents	(51,000)	(62,905)
Cash and cash equivalents at beginning of year	57,018	65,525
Cash and cash equivalents at end of period	$6,018	$2,620

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
GAAP and Non-GAAP Measures (Unaudited)
(in thousands, except per share data)

Reconciliation of GAAP net income and GAAP dilutive earnings per share to adjusted net income and adjusted diluted earnings per share:

	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
Numerator:
Net income	$14,614	$17,723	$16,612	$28,173
Acquisition costs (3)	-	2,461	-	5,306
Executive transition costs (4)	704	-	925	-
Less tax benefit	(183)	(663)	(241)	(1,433)
Adjusted net income	$15,135	$19,521	$17,297	$32,046

Denominator:
Diluted weighted average shares outstanding	42,194	44,716	43,180	44,600

Reconciliation of earnings per share:
Dilutive earnings per share	$0.35	$0.40	$0.38	$0.63
Impact of adjustments to numerator and denominator	0.01	0.04	0.02	0.09
Adjusted diluted earnings per share	$0.36	$0.44	$0.40	$0.72

Reconciliation of net income to adjusted EBITDA:
	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
Net income	$14,614	$17,723	$16,612	$28,173
Interest expense	767	266	1,334	492
Income tax expense (benefit)	5,135	6,195	5,576	9,147
Depreciation and amortization	7,762	6,360	15,173	12,136
Stock-based compensation expense (1)	1,091	1,027	2,449	2,043
Pre-opening expenses (2)	553	1,183	1,504	1,378
Acquisition costs (3)	-	2,461	-	5,306
Executive transition costs (4)	704	-	925	-
Adjusted EBITDA	$30,626	$35,215	$43,573	$58,675

(1) Stock-based compensation expense represents non-cash expenses related to equity instruments granted to employees under our 2019 Performance Incentive Plan and Employee Stock Purchase Plan.

(2) Pre-opening expenses include expenses incurred in the preparation and opening of a new store location, such as payroll, travel and supplies, but do not include the cost of the initial inventory or capital expenditures required to open a location.

(3) The 13 and 26 weeks ended July 31, 2021, included $2.5 and $5.3 million of expenses incurred relating to the terminated merger with Great Outdoors Group.
(4) Expenses incurred relating to the recruitment and hiring of various key members of our senior management team. These events are not expected to be recurring.

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
GAAP and Non-GAAP Measures (Unaudited)
(in thousands, except per share data)

Reconciliation of third quarter 2022 guidance:

Estimated Q3 '22
	Low	High
Numerator:
Net income (loss)	$ 9,350	$ 12,450
Adjusted net income (loss)	$ 9,350	$ 12,450
Denominator:
Diluted weighted average shares outstanding	38,868	38,868

Reconciliation of earnings per share:
Diluted earnings (loss) per share	$ 0.24	$ 0.32
Impact of adjustments to numerator and denominator	-	-
Adjusted diluted earnings (loss) per share	$ 0.24	$ 0.32